OnDeck Reports Third Quarter 2019 Financial Results

•	Loans and finance receivables of $1.2 billion, grew 10% from September 30, 2018

•	Gross revenue of $112.6 million increased 9% from 3Q 2018

•	Net income* of $8.7 million, $0.11 per diluted share

•	Adjusted Net Income* of $7.8 million, $0.10 per diluted share

•	Repurchased 3.2 million common shares in 3Q 2019

NEW YORK, October 24, 2019 /PRNewswire/ -- OnDeck® (NYSE: ONDK), the leader in online lending for small business, today announced third quarter 2019 Net income of $8.7 million, Adjusted Net Income of $7.8 million and Gross revenue of $112.6 million. Additionally, during the third quarter OnDeck repurchased 3.2 million shares for $11.0 million under its $50 million common stock repurchase program announced July 29th.

“Our third quarter financial results reflect solid results from our core US lending business and included sequential improvements in origination volume, net interest margin, credit quality metrics and profitability,” said Noah Breslow, chief executive officer. “We remain focused on the fundamentals of the core business and we are advancing our strategic priorities as we relaunched a combined OnDeck brand in Canada, commenced repurchasing shares under our $50 million buyback program and recently announced the signing of Investors Bank as the next ODX client. Additionally, we are making progress in our pursuit of a bank charter."

Review of Financial Results for the Third Quarter of 2019

Net income was $8.7 million, or $0.11 per diluted share, compared to $4.3 million, $0.05 per diluted share, in the prior quarter and $9.6 million, or $0.12 per diluted share, in the year-ago period.

Adjusted Net Income was $7.8 million, or $0.10 per diluted share, compared to $6.9 million, or $0.09 per diluted share, in the prior quarter and $13.0 million, or $0.16 per diluted share, in the year-ago period.

Loans and finance receivables grew $20 million, or 2%, sequentially and $110 million, or 10%, from a year ago to $1.2 billion reflecting growth in all loan types and the closing of the Evolocity transaction in April 2019. Origination volume was $629 million, up 6% from the prior quarter and down 3% from the year-ago quarter reflecting a tightening of underwriting criteria and market dynamics. Compared to the prior quarter, term loan unit volume increased 3%, average term loan size increased slightly to $56 thousand and the average term loan maturity increased to 13.5 months. Demand for lines of credit remained strong, and lines of credit now account for 21% of total loans and finance receivables at quarter-end, up from 15% a year ago.

Gross revenue of $112.6 million was up 2% from the prior quarter and 9% from the year-ago quarter, driven by higher Interest and finance income primarily resulting from portfolio growth. Portfolio Yield of 35.1% increased slightly from 35.0% in the prior quarter and decreased from 36.4% in the year-ago quarter reflecting a lower blended yield on new originations, higher past due balances and lower yields on the Canadian portfolio we acquired.

Interest expense decreased slightly from the prior quarter and prior year to $11.3 million reflecting improved borrowing costs as outstanding debt grew in line with assets. The Cost of Funds Rate improved to 5.3% from 6.1% in the year ago quarter and 5.5% in the prior quarter reflecting lower market interest rates and lower borrowing spreads on debt that was refinanced during the last year.

Net Interest Margin increased to 29.2% from 29.0% in the prior quarter reflecting the slight increase in Portfolio Yield and a lower Cost of Funds Rate and was unchanged from the year-ago quarter as yield contraction was offset by funding cost improvements.

Provision for credit losses was $43.1 million, unchanged from the prior quarter, as the impact from higher originations was offset by refinements to reserves for existing loans including the Canadian portfolio. The increase in provision from $39.1 million in the year-ago quarter primarily reflects higher delinquency. The Provision Rate of 6.8% decreased from 7.3% the prior quarter and increased from 6.0% the year-ago quarter. The Net Charge-off Rate decreased to 13.7% from 15.1% the prior quarter but remained above the prior year's rate. The 15+ Day Delinquency Ratio of 8.5% increased from 6.4% the prior year but was unchanged from the prior quarter as the impact from changes to collection practices implemented last year is largely reflected in the current run-rate. The Reserve Ratio was 12.3% at September 30, 2019, essentially unchanged from the prior and year-ago quarters.

Total operating expense of $51.7 million was essentially flat with the prior quarter and increased from the year-ago quarter reflecting increased spend related to our strategic growth initiatives as well as the addition of Evolocity. The Efficiency Ratio of 45.9% improved from 47.1% the prior quarter primarily reflecting revenue growth and increased from 41.5% in the year-ago quarter reflecting our strategic investments. The Adjusted Efficiency Ratio* of 43.8% improved from 44.2% the prior quarter reflecting the aforementioned trends and lower stock-based compensation costs in the current quarter, and increased from 38.2% the year-ago quarter, which included $0.6 million of costs related to debt extinguishment.

We recorded a net benefit for income taxes of $1.6 million, which included a $2.8 million tax credit related to prior years' research and development costs. Excluding this benefit, Provision for income taxes was $1.2 million compared to $1.8 million the prior quarter. There was no income tax expense in the year-ago quarter as taxable income was completely offset by net operating loss carryforwards. The year-to-date 2019 effective tax rate was 11% and the year-to-date effective tax rate excluding the $2.8 million benefit was 27%.

Total assets increased 2% from the prior quarter and 12% from a year ago to $1.3 billion driven by portfolio growth. Cash and cash equivalents were $59 million, essentially flat with the prior quarter and down from $71 million a year ago. Debt of $871 million increased from $842 million the prior quarter driven by the funding of portfolio growth and share repurchase and increased 7% from $812 million a year ago largely reflecting the funding of loan growth.

Total OnDeck stockholders’ equity of $315 million increased slightly from the prior quarter as retained earnings and equity issuance for stock-based compensation were offset by the repurchase of 3.2 million shares, or $11 million of common stock, and increased $32 million, or 11%, from a year ago. Book value per diluted common share outstanding of $4.15 increased from $3.98 at June 30, 2019 and $3.56 a year ago.

2019 Financial Guidance

OnDeck provided the following updated financial guidance for full-year 2019:

•	Gross revenue of $442 million to $446 million,

•	Net income of $21 million to $25 million and

•	Adjusted Net Income of $28 million to $32 million.

2020 Outlook

OnDeck expects the current operating environment to extend into 2020 with increased profitability reflecting the following trends relative to 2019:

•	Portfolio growth rate consistent with 2019,

•	Stable to slightly lower Net Interest Margin,

•	Improved Adjusted Efficiency Ratio,

•	Generally stable credit quality with a slightly lower Net Charge-off Rate and slightly higher Reserve Ratio, and

•	Continued execution of our $50 million share repurchase program.

The 2019 financial guidance and 2020 outlook assume the macro-economic, small business lending and capital market environments remain steady.

* Net income (loss) as used in the narrative of this release is Net income (loss) attributable to On Deck Capital, Inc. common stockholders in the accompanying tables. Adjusted Net income (loss) and Adjusted Efficiency Ratio are Non-GAAP financial measures. See "About Non-GAAP Financial Measures."

Conference Call

OnDeck will host a conference call to discuss its third quarter 2019 financial results on October 24, 2019 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Ken Brause, Chief Financial Officer. The conference call can be accessed toll free by dialing (866) 393-4306 for calls within the U.S., or by dialing (734) 385-2616 for international calls. The Conference ID is 8199788. A live webcast of the call will also be available at https://investors.ondeck.com under the Press, Events & Presentations menu.

About OnDeck

OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses. Today, OnDeck offers a wide range of online term loans, lines of credit and secured equipment finance loans customized for the needs of small business owners. The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $12 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Non-GAAP Financial Measures

This press release and its attachments include historical and projected “Adjusted” metrics including Adjusted Net income (loss), Adjusted Net income (loss) per share, Adjusted Efficiency Ratio, Adjusted Return on Assets and Adjusted Return on Equity. These financial measures are not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP, because they all exclude items required to be included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted metrics exclude items management deems to be non-representative of operating results or trends (“noteworthy items”) and expenses related to stock-based compensation, which are non-cash expenses. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as a substitute for or superior to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” and "Non-GAAP Guidance Reconciliation" later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” "enables," “targets,” “expects,” "intends," "may," “allows,” "plans," “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue, net income and Adjusted Net Income for the full-year 2019, and the assumed loan growth rate, Net Interest Margin, Net Charge-off Ratio, Reserve Ratio, Adjusted Efficiency Ratio, ongoing capital efficiency improvements, credit quality and macro-economic and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to such differences include risks relating to: (1) our ability to achieve consistent profitability in the future in light of our prior loss history and competition; (2) our growth strategies, including the introduction of new products or features, expanding our platform to other lenders through ODX and maintaining ODX’s current clients, expansion into international markets, business development, offering equipment financing and our ability to effectively manage and fund our growth; (3) possible future acquisitions of complementary assets, businesses, technologies or products with the goal of growing our business, and the integration of any such acquisitions including Evolocity; (4) any material reduction in our interest rate spread and our ability to successfully mitigate this risk through interest rate hedging or raising interest rates or other means; (5) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers’ default rates; (6) supply and demand driven changes in credit and increases in the availability of capital for our competitors that negatively impacts our loan pricing; (7) our ability to accurately assess creditworthiness and forecast and reserve for loan losses; (8) our ability to prevent or discover security breaches, disruption in service and comparable events that could compromise confidential information held in our data systems or adversely impact our ability to service our loans; (9) incorrect or fraudulent information provided to us by customers causing us to misjudge their qualifications to receive a loan; (10) the effectiveness of our efforts to identify, manage and mitigate our credit, market, liquidity, operational and other risks associated with our business and strategic objectives; (11) our ability to continue to innovate or respond to evolving technological changes and protect our intellectual property; (12) our reputation and possible adverse publicity about us or our industry; (13) failure of operating controls, including customer or partner experience degradation, and related legal expenses, increased regulatory cost, significant fraud losses and vendor risk; and (14) changes in federal or state laws or regulations, or judicial decisions involving licensing or supervision of commercial lenders, interest rate limitations, the enforceability of choice of law provisions in loan agreements, the validity of bank sponsor partnerships, the use of brokers or other significant changes; (15) risks associated with pursui ng a bank charter, and risks associated with either failing to obtain or obtaining a bank charter; and other risks, including those described in Part I - Item 1A. Risk Factors in our Annual Report on From 10-K for the year ended December 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

Investor Contact:
Steve Klimas
646.668.3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
203.526.7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score, OnDeck Marketplace, and ODX are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, $ in thousands, except share and per share data)

	Three Months Ended,			Nine Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue:
Interest and finance income	$108,211	$105,641	$99,317	$319,651	$277,755
Other revenue	4,339	4,605	3,523	13,120	10,681
Gross revenue	112,550	110,246	102,840	332,771	288,436
Cost of revenue:
Provision for credit losses	43,096	42,951	39,102	129,338	108,688
Interest expense	11,264	11,381	11,728	33,977	35,845
Total cost of revenue	54,360	54,332	50,830	163,315	144,533
Net revenue	58,190	55,914	52,010	169,456	143,903
Operating expense:
Sales and marketing	12,261	13,307	10,845	37,528	32,875
Technology and analytics	16,277	16,681	13,418	49,764	37,224
Processing and servicing	6,670	5,609	5,302	17,768	15,564
General and administrative	16,472	16,353	13,107	46,854	46,866
Total operating expense	51,680	51,950	42,672	151,914	132,529
Income (loss) from operations, before provision for income taxes	6,510	3,964	9,338	17,542	11,374
Provision for (Benefit from) income taxes	(1,632)	1,796	—	1,904	—
Net income (loss)	8,142	2,168	9,338	15,638	11,374
Less: Net income (loss) attributable to noncontrolling interest	(542)	(2,127)	(272)	(3,007)	(1,807)
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$8,684	$4,295	$9,610	$18,645	$13,181
Net income (loss) per share attributable to On Deck Capital, Inc. common stockholders:
Basic	$0.12	$0.06	$0.13	$0.25	$0.18
Diluted	$0.11	$0.05	$0.12	$0.24	$0.17
Weighted-average common shares outstanding:
Basic	75,433,008	76,137,751	74,715,592	75,722,117	74,362,211
Diluted	77,758,281	78,901,601	79,372,491	78,576,899	78,314,719

On Deck Capital, Inc. and Subsidiaries
Percentage of Average Interest Earning Assets
(unaudited, $ in thousands)

	Three Months Ended,			Nine Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenue:
Interest and finance income	32.6%	32.5%	33.1%	32.8%	32.8%
Other revenue	1.3%	1.4%	1.2%	1.4%	1.3%
Gross revenue	33.9%	33.9%	34.3%	34.2%	34.1%
Cost of revenue:
Provision for credit losses	13.0%	13.2%	13.0%	13.3%	12.8%
Interest expense	3.4%	3.5%	3.9%	3.5%	4.3%
Total cost of revenue	16.4%	16.7%	16.9%	16.8%	17.1%
Net revenue	17.5%	17.2%	17.4%	17.4%	17.0%
Operating expense:
Sales and marketing	3.7%	4.1%	3.6%	3.9%	3.9%
Technology and analytics	4.9%	5.1%	4.5%	5.1%	4.4%
Processing and servicing	2.0%	1.7%	1.8%	1.8%	1.8%
General and administrative	5.0%	5.0%	4.4%	4.8%	5.5%
Total operating expense	15.6%	15.9%	14.3%	15.6%	15.6%
Income (loss) from operations, before provision for income taxes	1.9%	1.3%	3.1%	1.8%	1.4%
Provision for (Benefit from) income taxes	(0.5)%	0.6%	0.0%	0.3%	0.0%
Net income (loss)	2.4%	0.7%	3.1%	1.5%	1.4%

Memo:
Average Interest Earning Assets	$1,317,489	$1,303,709	$1,190,339	$1,306,631	$1,136,068

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(unaudited, $ in thousands, except share and per share data)

	September 30, 2019	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$59,440	$58,744	$59,859
Restricted cash	49,900	43,336	37,779
Loans and finance receivables	1,227,811	1,207,609	1,169,407
Less: Allowance for credit losses	(148,045)	(145,739)	(140,040)
Loans and finance receivables held for investment, net	1,079,766	1,061,870	1,029,367
Property, equipment and software, net	18,584	17,088	16,700
Other assets	67,963	67,169	18,115
Total assets	$1,275,653	$1,248,207	$1,161,820
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$3,673	$5,819	$4,011
Interest payable	2,631	2,687	2,385
Debt	870,625	841,602	816,231
Accrued expenses and other liabilities	65,775	65,135	36,708
Total liabilities	942,704	915,243	859,335
Mezzanine equity:
Redeemable noncontrolling interest	15,007	15,122	—
Stockholders’ equity:
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 79,798,075, 79,338,337, and 78,412,291 shares issued and 73,556,663, 76,301,387, and 75,375,341 outstanding at September 30, 2019, June 30, 2019, and December 31, 2018, respectively.	404	401	396
Treasury stock—at cost	(16,680)	(5,656)	(5,656)
Additional paid-in capital	511,857	508,630	502,003
Accumulated deficit	(178,313)	(186,997)	(196,959)
Accumulated other comprehensive loss	(2,004)	(1,894)	(1,832)
Total On Deck Capital, Inc. stockholders' equity	315,264	314,484	297,952
Noncontrolling interest	2,678	3,358	4,533
Total stockholders' equity	317,942	317,842	302,485
Total liabilities, mezzanine equity and stockholders' equity	$1,275,653	$1,248,207	$1,161,820

Memo:
Unpaid Principal Balance[1]	$1,203,322	$1,185,122	$1,144,954
Loans and finance receivables[2]	$1,227,811	$1,207,609	$1,169,407
Interest Earning Assets[3]	$1,337,151	$1,309,689	$1,267,045
Book Value Per Diluted Share	$4.15	$3.98	$3.75

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets4
(unaudited, $ in thousands)

	Average Three Months Ended,			Average Nine Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Assets
Cash and cash equivalents	$52,438	$51,530	$55,851	$48,950	$50,004
Restricted cash	46,688	45,677	53,024	47,421	55,466
Loans and finance receivables	1,218,363	1,206,503	1,081,464	1,210,260	1,030,598
Less: Allowance for credit losses	(148,150)	(146,612)	(129,804)	(146,887)	(122,319)
Loans and finance receivables held for investment, net	1,070,213	1,059,891	951,660	1,063,373	908,279
Property, equipment and software, net	17,784	17,413	16,591	17,350	18,416
Other assets	66,722	58,022	15,967	53,855	15,302
Total assets	$1,253,845	$1,232,533	$1,093,093	$1,230,949	$1,047,467
Liabilities, mezzanine equity and stockholders' equity
Liabilities:
Accounts payable	$4,416	$5,120	$4,318	$4,769	$3,607
Interest payable	2,722	2,812	2,402	2,723	2,388
Debt	850,997	834,582	771,483	841,386	735,384
Accrued expenses and other liabilities	63,151	63,690	33,361	60,602	32,547
Total liabilities	921,286	906,204	811,564	909,480	773,926
Mezzanine equity:
Redeemable noncontrolling interest	14,807	11,634	—	9,064	—
Stockholders’ equity:
Total On Deck Capital, Inc. stockholders' equity	314,749	310,858	276,059	308,645	268,576
Noncontrolling interest	3,003	3,837	5,470	3,760	4,965
Total stockholders' equity	317,752	314,695	281,529	312,405	273,541
Total liabilities, mezzanine equity and stockholders' equity	$1,253,845	$1,232,533	$1,093,093	$1,230,949	$1,047,467

Memo:
Unpaid Principal Balance	$1,194,773	$1,183,056	$1,060,222	$1,185,978	$1,011,155
Loans and finance receivables	$1,218,363	$1,206,503	$1,081,464	$1,210,260	$1,030,598
Interest Earning Assets	$1,317,489	$1,303,709	$1,190,339	$1,306,631	$1,136,068

Supplemental Information

Key Performance Metrics
($ in thousands, except percentage data)

	Three Months Ended,			Nine Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Originations[5]	$629,250	$591,848	$647,796	$1,856,604	$1,825,109
Portfolio Yield[6]	35.1%	35.0%	36.4%	35.2%	36.0%
Cost of Funds Rate[7]	5.3%	5.5%	6.1%	5.4%	6.5%
Net Interest Margin[8]	29.2%	29.0%	29.2%	29.2%	28.5%
Provision Rate[9]	6.8%	7.3%	6.0%	7.0%	6.0%
Reserve Ratio[10]	12.3%	12.3%	12.2%	12.3%	12.2%
15+ Day Delinquency Ratio[11]	8.5%	8.5%	6.4%	8.5%	6.4%
Net Charge-off Rate[12]	13.7%	15.1%	11.1%	13.6%	11.1%
Efficiency Ratio[13]	45.9%	47.1%	41.5%	45.7%	45.9%
Adjusted Efficiency Ratio14 (a)	43.8%	44.2%	38.2%	43.0%	40.4%
Return on Assets[15]	2.8%	1.4%	3.5%	2.0%	1.7%
Adjusted Return on Assets16 (a)	2.5%	2.2%	4.8%	2.5%	3.7%
Return on Equity[17]	11.0%	5.5%	13.9%	8.1%	6.5%
Adjusted Return on Equity18 (a)	9.9%	8.8%	18.8%	9.8%	14.4%

	Three Months Ended,			Nine Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Activity in the Allowance for Credit Losses
Allowance for loan losses beginning of period	$145,739	$147,406	$124,058	$140,040	$109,015
+ Provision for credit losses	43,096	42,951	39,102	129,338	108,688
- Gross charge-offs	(45,442)	(49,141)	(32,822)	(134,422)	(93,916)
+ Recoveries	4,652	4,523	3,306	13,089	9,857
Allowance for credit losses end of period	$148,045	$145,739	$133,644	$148,045	$133,644

Activity in Loans and Finance Receivables Held for Investment Balances	Three Months Ended,			Nine Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Unpaid Principal Balance beginning of period	$1,185,122	$1,177,609	$1,026,586	$1,144,954	$936,239
+ Total originations(b)	629,250	591,848	647,796	1,856,604	1,825,109
+ Purchase of Loans and finance receivables	—	36,762	—	36,762	801
- Net charge-offs	(40,790)	(44,618)	(29,516)	(121,332)	(84,059)
- Principal paid down	(570,261)	(576,480)	(549,074)	(1,713,666)	(1,582,298)
Unpaid Principal Balance end of period	1,203,322	1,185,122	1,095,792	1,203,322	1,095,792
+ Net deferred origination costs	24,489	22,487	22,252	24,489	22,252
Loans and finance receivables held for investment	1,227,811	1,207,609	1,118,044	1,227,811	1,118,044
- Allowance for credit losses	(148,045)	(145,739)	(133,644)	(148,045)	(133,644)
Loans and finance receivables held for investment, net	$1,079,766	$1,061,870	$984,400	$1,079,766	$984,400
(a) Non-GAAP measure. See "About Non-GAAP Financial Measures," and "Non-GAAP Reconciliations" and related footnotes elsewhere in this press release.
(b) Includes Unpaid Principal Balance of term loans rolled into new originations of $101.4 million, $99.8 million, and $90.5 million, in the three months ended September 30, 2019, June 30, 2019 and September 30, 2018, respectively and $299.7 million, and $258.2 million, in the nine months ended September 30, 2019 and September 30, 2018, respectively.

Supplemental Information

Non-GAAP Reconciliations
(in thousands, except share and per share data)

	Three Months Ended,			Nine Months Ended,
Reconciliation of Net Income to Adjusted Net Income	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$8,684	$4,295	$9,610	$18,645	$13,181
Adjustments (after-tax):
Stock-based compensation expense	1,923	2,581	2,848	6,940	8,852
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	550	—	1,934
Discrete Tax Benefit	(2,800)	—	—	(2,800)	—
Adjusted Net Income (Loss)[19]	$7,807	$6,876	$13,008	$22,785	$29,065
Adjusted Net Income (Loss) per Share[20]:
Basic	$0.10	$0.09	$0.17	$0.30	$0.39
Diluted	$0.10	$0.09	$0.16	$0.29	$0.37
Weighted-average common shares outstanding:
Basic	75,433,008	76,137,751	74,715,592	75,722,117	74,362,211
Diluted	77,758,281	78,901,601	79,372,491	78,576,899	78,314,719

	Three Months Ended,			Nine Months Ended,
Reconciliation of Return on Assets to Adjusted Return on Assets	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$8,684	$4,295	$9,610	$18,645	$13,181
Average Total Assets	1,253,845	1,232,533	1,093,093	1,230,949	1,047,467
Return on Assets	2.8%	1.4%	3.5%	2.0%	1.7%
Adjustments (after-tax):
Stock-based compensation expense	1,923	2,581	2,848	6,940	8,852
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	550	—	1,934
Discrete Tax Benefit	(2,800)	—	—	(2,800)	—
Adjusted Net Income (Loss)	$7,807	$6,876	$13,008	$22,785	$29,065
Average Total Assets	1,253,845	1,232,533	1,093,093	1,230,949	1,047,467
Adjusted Return on Assets	2.5%	2.2%	4.8%	2.5%	3.7%

	Three Months Ended,			Nine Months Ended,
Reconciliation of Return on Equity to Adjusted Return on Equity	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$8,684	$4,295	$9,610	$18,645	$13,181
Average OnDeck Stockholders' Equity	314,749	310,858	276,059	308,645	268,576
Return on Equity	11.0%	5.5%	13.9%	8.1%	6.5%
Adjustments (after-tax):
Stock-based compensation expense	1,923	2,581	2,848	6,940	8,852
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	550	—	1,934
Discrete Tax Benefit	(2,800)	—	—	(2,800)	—
Adjusted Net Income (Loss)	$7,807	$6,876	$13,008	$22,785	$29,065
Average OnDeck Stockholders' Equity	314,749	310,858	276,059	308,645	268,576
Adjusted Return on Equity	9.9%	8.8%	18.8%	9.8%	14.4%

	Three Months Ended,			Nine Months Ended,
Reconciliation of Efficiency Ratio to Adjusted Efficiency Ratio	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Total operating expense	$51,680	$51,950	$42,672	$151,914	$132,529
Gross revenue	112,550	110,246	102,840	332,771	288,436
Efficiency Ratio	45.9%	47.1%	41.5%	45.7%	45.9%
Adjustments (pre-tax):
Stock-based compensation expense	2,361	3,249	2,848	8,692	8,852
Real estate disposition charges	—	—	—	—	4,187
Severance and executive transition expenses	—	—	—	—	911
Debt Extinguishment Costs	—	—	550	—	1,934
Operating Expenses Less Noteworthy Items	$49,319	$48,701	$39,274	$143,222	$116,645
Gross revenue	112,550	110,246	102,840	332,771	288,436
Adjusted Efficiency Ratio	43.8%	44.2%	38.2%	43.0%	40.4%

Adjusted Net Income is used in the calculation of Adjusted Return on Assets and Adjusted Return on Equity, all of which are Non-GAAP measures. Additionally, the same adjustment items contained in the above reconciliation of Net Income to Adjusted Net Income are used to adjust operating expense in the calculation of the Adjusted Efficiency Ratio, a Non-GAAP measure. Amounts may differ due to taxes.

Non-GAAP Guidance Reconciliation
(in millions)

	Twelve Months Ending December 31,

	2019
	Low	High
Net income (loss) attributable to On Deck Capital, Inc. common stockholders	$21	$25
Stock-based compensation (after tax)	10	10
Discrete Tax Benefit	(3)	(3)
Adjusted Net Income	$28	$32

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended,			Nine Months Ended,
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Percentage of originations (dollars)
Direct	38%	42%	43%	41%	44%
Strategic Partner	32%	32%	26%	32%	26%
Funding Advisor	30%	26%	31%	28%	30%

Notes:
(1)Unpaid Principal Balance represents the total amount of principal outstanding on Loans held for investment, plus outstanding advances relating to other finance receivables and the amortized cost of loans purchased from other than our issuing bank partner at the end of the period. It excludes net deferred origination costs, allowance for credit losses and any loans sold or held for sale at the end of the period.
(2)Loans and finance receivables represents the sum of term loans, lines of credit, equipment finance loans and finance receivables.
(3)Interest Earning Assets represents the sum of Loans and finance receivables plus Cash and cash equivalents plus Restricted cash.
(4)Average Balance Sheet line items for the period represent the average of the balance at the beginning of the first month of the period and the end of each month in the period.
(5)Originations represent the total principal amount of Loans made during the period plus the total amount advanced on other finance receivables. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the Unpaid Principal Balance on the existing term loan. Loans referred to, and funded by, our issuing bank partner and later purchased by us are included as part of our originations.
(6)Portfolio Yield is the rate of return we achieve on Loans and finance receivables outstanding during a period. It is calculated as annualized Interest and finance income on Loans and finance receivables including amortization of net deferred origination costs divided by average loans and finance receivables. Annualization is based on 365 days per year and is calendar day-adjusted.
(7)Cost of Funds Rate is calculated as interest expense divided by average debt outstanding for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(8)Net Interest Margin is calculated as annualized net interest and finance income divided by average Interest Earning Assets. Net interest and finance income represents Interest and finance receivable income less Interest expense during the period. Annualization is based on 365 days per year and is calendar day-adjusted.
(9)Provision Rate equals the provision for credit losses for the period divided by originations for the period.
(10)Reserve Ratio is our allowance for credit losses at the end of the period divided by the Unpaid Principal Balance at the end of the period.
(11)15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our Loans that are 15 or more calendar days contractually passed due and for our finance receivables that are 15 or more payments behind schedule as a percentage of the Unpaid Principal Balance at the end of the period. The Unpaid Principal Balance for our loans and finance receivables that are 15 or more calendar days or payments past due includes Loans and finance receivables that are paying and non-paying.
(12)Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding during the period. Net charge-offs are charged-off loans and finance receivables in the period, net of recoveries of prior charged-off loans and finance receivables in the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(13)Efficiency Ratio is a measure of operating efficiency and is calculated as Total operating expense for the period divided by Gross revenue for the period.
(14)Adjusted Efficiency Ratio is non-GAAP measure calculated as total operating expense divided by gross revenue for the period, adjusted to exclude (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Efficiency Ratio is useful because it provides investors and others with a supplemental operating efficiency metric to present our operating efficiency across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Efficiency Ratio has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to our Efficiency Ratio, which is the most comparable GAAP metric.
(15)Return on Assets is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(16)Adjusted Return on Assets is a non-GAAP measure calculated as Adjusted Net Income (Loss) for the period divided by average total assets for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Assets is useful because it provides investors and others with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Assets has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to Return on Assets, which is the most comparable GAAP metric.
(17)Return on Equity is calculated as annualized net income (loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted.
(18)Adjusted Return on Equity is a non-GAAP measure calculated as Adjusted Net Income (Loss) attributable to On Deck Capital, Inc. common stockholders for the period divided by average total On Deck Capital, Inc. stockholders’ equity for the period. For periods of less than one year, the metric is annualized based on four quarters per year and is not business day or calendar day-adjusted. We believe Adjusted Return on Equity is useful because it provides investors with a supplemental metric to assess our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically, all as shown in the non-GAAP reconciliation presentation of this metric. Our use of Adjusted Return on Equity has limitations as an analytical tool and you should not consider it in isolation, as a substitute or superior to Return on Equity, which is the most comparable GAAP metric.
(19)Adjusted Net Income (Loss) is a non-GAAP measure calculated as net income (loss) attributable to On Deck Capital, Inc. common stockholders adjusted to exclude from net income (loss) attributable to On Deck Capital, Inc. common stockholders (a) stock-based compensation expense and (b) items management deems to be non-representative of operating results or trends, all as shown in the non-GAAP reconciliation presentation of this metric. We believe Adjusted Net Income (Loss) is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders, which is the most comparable GAAP metric.
(20)Adjusted Net Income (Loss) per Share is a non-GAAP measure calculated as Adjusted Net Income (Loss) divided by the weighted average common shares outstanding during the period. We believe Adjusted Net Income (Loss) per Share is useful because it provides investors and others with a supplemental profitability metric to present our performance across multiple periods without the effects of stock-based compensation, which is a non-cash expense based on equity grants made to participants in our equity plans at specified prices and times but which does not necessarily reflect how our business is performing, and items which may only affect our operating results periodically. Our use of Adjusted Net Income (Loss) per Share has limitations as an analytical tool and you should not consider it in isolation, as a substitute for or superior to net income (loss) attributable to On Deck Capital, Inc. common stockholders per share, which is the most comparable GAAP metric.